Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: John Gonsior, CFO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Announces Stock Repurchase Plan

MINNEAPOLIS — December 5, 2013 — Insignia Systems, Inc. (NASDAQ:ISIG) announced today that the Company’s Board of Directors approved a Stock Repurchase Plan authorizing the Company to repurchase up to $5,000,000 of the Company’s common stock.  The announcement reflects the Board’s desire to return value to shareholders and its continuing efforts to investigate uses of the Company’s cash.  The Company will fund repurchases through cash on hand and future cash flow from operations.

Shares may be purchased from time to time on the open market or in privately negotiated transactions until December 3, 2015.  The plan does not obligate the Company to acquire any particular amount of common stock, and purchases under the plan may be commenced, suspended or discontinued at any time at its discretion.

Insignia Systems, Inc. is a developer and marketer of in-store media solutions, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia inspires shoppers and delivers value by providing at-shelf advertising solutions in over 13,000 chain retail supermarkets, over 1,700 mass merchants and 7,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including Armour-Eckrich, General Mills, Hormel, Kellogg Company and Nestlé, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

###